Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

BETWEEN

EMPIRE STATE REALTY TRUST, INC.

AND

Q REIT HOLDING LLC

Dated as of August 23, 2016

Section 7.12	Successors and Assigns	22
Section 7.13	No Third Party Beneficiaries	22
Section 7.14	Further Assurances	22
Section 7.15	Specific Performance	22
Section 7.16	Costs and Expenses	23

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of August 23, 2016, is made and entered into by and among Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), Q REIT Holding LLC, a Qatar Financial Centre limited liability company (the “Stockholder”), and Qatar Holding LLC, a Qatar Financial Centre limited liability company (“QH”) (solely for the purpose of Section 3.4 hereof).

WHEREAS, concurrently with the execution of this Agreement, the Stockholder and the Company are entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which, among other things, the Company has agreed to issue and sell to the Stockholder, and the Stockholder has agreed to purchase from the Company, that aggregate number of shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), set forth opposite the Stockholder’s name in column (3) on Schedule 1 hereto (the “Purchased Shares”), upon the terms and conditions set forth therein;

WHEREAS, the Stockholder and the Company are also entering into a Registration Rights Agreement, an Ownership Limitation Waiver and related Purchaser Representation Letter, each of even date herewith (such agreements and documents, together with the Securities Purchase Agreement, the “Related Documents”); and

WHEREAS, in connection with the Related Documents, the Company and the Stockholder are entering into this Agreement to provide certain rights and obligations on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Defined Terms. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a day on which commercial banks in Doha, Qatar are authorized or required by law to be closed.

“Closing” shall have the meaning given to such term in the Securities Purchase Agreement.

“Closing Date” shall have the meaning given to such term in the Securities Purchase Agreement.

“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, (iv) any preferred equity or debt securities and instruments of the Company, the Operating Partnership or any of their subsidiaries, and (v) any options, warrants or rights to acquire any of the foregoing. For the avoidance of doubt, “Company Securities” shall include any securities exposure which is held in derivative form.

“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.

“Equity Securities” means any common equity securities of the Company or the Operating Partnership, irrespective of voting interests, that entitle its holder to receive common dividends and distributions as and when declared and paid by the Board and/or the Operating Partnership (including where subject to applicable vesting or earning), which as of the date of this Agreement consist of Class A Common Stock, Class B Common Stock, OP units and LTIP units.

“fully diluted” or “fully diluted economic interests” means (irrespective of the meaning of such term(s) under United States generally accepted accounting principles) as determined inclusive of all outstanding Equity Securities.

“Group Owner” means the governmental authority of the State of Qatar established by Emiri Decree No. 22 of 2005.

“Initial Ownership Percentage” means 9.9% of the fully diluted economic interests of the Company.

“LTIP units” means long term incentive units of partnership interest in the Operating Partnership.

“Minimum Ownership Percentage” means 5.0% of the fully diluted economic interests in the Company (excluding from the denominator any Net New Securities issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by the Stockholder pursuant to the Quarterly Top Up Right described in Section 2.2); provided, that to the extent (i) the Stockholder Group is unable to purchase additional Class A Common Stock without violating the terms of the Ownership Limitation Waiver (the “Prohibited Shares”), and (ii) the Stockholder Group has owned, at all times prior to such inability, Class A Common Stock in an amount at least equal to the Minimum Ownership Percentage (either through the exercise (in full or in part) by the Stockholder of Top Up Rights under this Agreement or, in lieu of any Top Up Right, otherwise through the acquisition of Class A Common Stock in public transactions or otherwise from third parties effected contemporaneous with the time for exercise of such Top Up Right), then the Stockholder Group’s ownership of Class A Common Stock shall be computed for purposes of this sentence as if the Stockholder Group owned the Prohibited Shares.

“New Equity Securities” means any Equity Securities that the Company or the Operating Partnership issues or sells at any time or from time to time following the Closing Date, except for any Equity Securities issued upon conversion, exchange or exercise of other Equity Securities (including Class B Common Stock, OP units and LTIP units).

“NYSE” means the New York Stock Exchange.

“Operating Partnership” means Empire State Realty OP, L.P., a Delaware limited partnership.

“OP units” means common units of limited partnership interests in the Operating Partnership.

“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Own,” “Owned” and “Owner” shall have correlative meaning.

“Ownership Limitation Waiver” means that certain Agreement Regarding Waiver of Ownership Limit between the Company and the Stockholder of even date hereof pursuant to which the Company granted to the Stockholder Group a limited waiver from the ownership limitation provisions set forth in Section 7.2.1(a)(i)(1)-(2) of the Company’s Articles of Amendment and Restatement.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and the Stockholder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).

“Stockholder Group” means, collectively, Group Owner and each of its directly or indirectly wholly owned subsidiaries (including the Stockholder) over which Group Owner exercises control with respect to the acquisition and disposition of assets or, with respect to assets that are voting securities, the voting of those securities.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any security or interest in any security or (ii) in respect of any security or interest in any security, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of such security or interest in such security, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.

“Voting Securities” means Class A Common Stock, Class B Common Stock and all other securities of the Company or its subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 4.1(a).

Section 1.2 Table of Defined Terms. Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:

DEFINED TERM	SECTION NO.
Agreement	Preamble
Applicable Investment	Section 6.2(a)
Class A Common Stock	Recitals
Code	Section 5.1(e)
Company	Preamble
Excess Voting Securities	4.1(a)
FIRPTA Capital Gain Dividends	Section 6.2(a)
Investment Opportunity	Section 5.1(a)
Joint Venture	Section 5.1(a)
Large Issuance	2.1(a)
Large Issuance Exercise Notice	2.1(b)
Large Issuance Notice	2.1(b)
Large Issuance Top Up Right	2.1(a)
Material Compliance	Section 7.3
Materially Different	Section 5.1(f)
Net New Securities	2.2(b)
Purchased Shares	Recitals
QH	Preamble
Quarterly Top Up Exercise Notice	2.2(d)
Quarterly Top Up Notice	2.2(b)
Quarterly Top Up Right	2.2(a)
Quarterly Top Up Shares	2.2(b)
Related Documents	Recitals
ROFO Notice	Section 5.1(b)

DEFINED TERM	SECTION NO.
ROFO Reply Notice	Section 5.1(c)
ROFO Right	Section 5.1(a)
Securities Purchase Agreement	Recitals
Stockholder	Preamble
Stockholder Representative	Section 7.4(a)
Tax Claim	Section 6.3
Top Up Right	2.2(a)
Top Up Shares	2.3(d)

ARTICLE 2

TOP UP RIGHTS

Section 2.1 Large Issuance Top Up Right.

(a) Large Issuance Top Up Right. For so long as the Stockholder Group continuously Owns at least the Minimum Ownership Percentage and is in Material Compliance, then in connection with each issuance of New Equity Securities with an aggregate value equal to or in excess of $1.0 million (a “Large Issuance”), the Stockholder shall have the right (in accordance with this Section 2.1), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to the Stockholder, following the closing of the Large Issuance, that number of shares of Class A Common Stock equal to the Initial Ownership Percentage multiplied by the number of New Equity Securities issued in the Large Issuance (such right, the “Large Issuance Top Up Right”).

(b) Procedures. The Company will give the Stockholder written notice (a “Large Issuance Notice”) of its intention to issue New Equity Securities in a Large Issuance as soon as practicable, but in no event later than the time authorization for such Large Issuance is granted by the Board. The Large Issuance Notice shall describe the price (or range of prices), anticipated amount of securities, timing and other material terms of the Large Issuance, as well as the number of shares of Class A Common Stock that the Stockholder is entitled to purchase pursuant to the Large Issuance Top Up Right. The Stockholder will have ten (10) Business Days from the date of the Large Issuance Notice to advise the Company in writing (a “Large Issuance Exercise Notice”) that it intends to exercise its Large Issuance Top Up Right and acquire the applicable number of shares of Class A Common Stock. Subject to Section 2.3 below, a Large Issuance Top Up Right may be exercised, in whole or in part. If the Stockholder delivers a Large Issuance Exercise Notice with respect to a Large Issuance, then closing for the Stockholder’s Large Issuance Top Up Right will be contingent upon, and will take place simultaneously with, or as soon as practicable after, the closing of such Large Issuance. Failure by the Stockholder to deliver a Large Issuance Exercise Notice within ten (10) Business Days from the date of delivery of the Large Issuance Notice shall be deemed a waiver of the Stockholder’s Large Issuance Top Up Right with respect to such Large Issuance. The Stockholder agrees that it will, and will cause each member of the Stockholder Group to, (i) maintain the confidentiality of any information included in any Large Issuance Notice delivered by the Company unless otherwise required by law or subpoena and (ii) after receiving written notice thereof, not effect any acquisition or disposition of any Company Securities until the public announcement of the Large Issuance referenced in the Large Issuance Notice (other than the acquisition of Class A Common Stock pursuant to the Large Issuance Top Up Right).

(c) The per-share purchase price for the Class A Common Stock issued by the Company pursuant to the Large Issuance Top Up Right shall equal (i) in the case of issuances pursuant to the Company’s equity compensation plans, the average closing price of the Class A Common Stock as reported by the NYSE during the five (5) consecutive trading days immediately preceding the delivery by the Company of the Large Issuance Notice, and (ii) in the case of all other issuances, the per-share or per-unit purchase price, consideration or implied value paid by investors for the New Equity Securities being issued in the Large Issuance (in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company in connection with such Large Issuance).

(d) For the avoidance of doubt, the Company shall not be obligated to consummate any proposed Large Issuance, nor be liable to the Stockholder if the Company fails to consummate any proposed Large Issuance for whatever reason.

Section 2.2 Quarterly Top Up Right.

(a) Quarterly Top Up Right. For so long as the Stockholder Group continuously Owns at least the Minimum Ownership Percentage and is in Material Compliance, the Stockholder shall have the right (in accordance with this Section 2.2), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to the Stockholder, in each calendar quarter following the Closing, an aggregate number of shares of Class A Common Stock equal to the Quarterly Top Up Shares (defined below) for the prior quarter (such right, the “Quarterly Top Up Right”). The Large Issuance Top Up Right and the Quarterly Top Up Right are sometimes referred to herein collectively as the “Top Up Right.”

(b) Quarterly Top Up Notice. Within thirty (30) days after the end of each calendar quarter following the Closing, and until the expiration of the Quarterly Top Up Right as provided in Section 2.2(a) above, the Company shall provide to the Stockholder a notice (each, a “Quarterly Top Up Notice”) disclosing the aggregate number of New Equity Securities issued by the Company in such calendar quarter (exclusive of any New Equity Securities issued in a Large Issuance during such calendar quarter), less (i) any New Equity Securities reacquired by the Company during such calendar quarter (including any OP units reacquired by the Company for cash in connection with the redemption of such OP units in accordance with their terms), (ii) any shares of unvested restricted stock or LTIP units originally issued pursuant to an Equity Incentive Plan that are forfeited or repurchased by the Company during such quarter, and (iii) any other adjustments necessary in order to provide an accurate reflection of the changes in capitalization during such calendar quarter (such number, less the items described in clauses (i), (ii) and (iii), being referred to as the “Net New Securities” for such quarter); provided, however, that the Net New Securities for the calendar quarter ended September 30, 2016 shall equal the number of Net New Securities issued by the Company for the period beginning on the Closing Date and ending on September 30, 2016. The “Quarterly Top Up Shares” for a given calendar quarter shall equal that number of shares of Class A Common Stock equal to (i) the Initial Ownership Percentage, multiplied by (ii) 110.90% of the Net New Securities issued during such calendar quarter.

(c) Certificate from Stockholder. In order to assist the Company in calculating the number of Quarterly Top Up Shares that the Stockholder will have the option to purchase in any given calendar quarter, the Company shall notify the Stockholder, at the end of any given calendar quarter, of the aggregate number of shares of Class A Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter, and the Stockholder shall, within ten (10) Business Days following receipt of such notice, provide the Company with a certificate stating the number of shares of Class A Common Stock (calculated on a fully diluted basis) that the Stockholder Group Owned as of the end of such calendar quarter.

(d) Quarterly Top Up Exercise Notice. Within ten (10) Business Days after the Stockholder receives a Quarterly Top Up Notice from the Company, the Stockholder, if it so elects, shall provide the Company with written notice (each, a “Quarterly Top Up Exercise Notice”) that it is exercising the Quarterly Top Up Right for the applicable quarter. Subject to Section 3.3 below, a Quarterly Top Up Right may be exercised, in whole or in part.

(e) Issuance of Common Stock. Subject to the terms and conditions hereof, closings of the sale and issuance of the Class A Common Stock to be purchased by the Stockholder each quarter under this Agreement shall occur on the tenth (10th) Business Day following the Stockholder’s delivery of a Quarterly Top Up Exercise Notice to the Company or such other day as is agreed by the parties hereto.

(f) Purchase Price. The per-share purchase price for the Class A Common Stock issued by the Company pursuant to the Quarterly Top Up Right in a given quarter shall be included in the Quarterly Top Up Notice and shall equal (i) in the case of issuances pursuant to the Company’s equity compensation plans, the average closing price of the Class A Common Stock as reported by the NYSE during the five (5) consecutive trading days immediately preceding such issuances, and (ii) in the case of all other issuances, the weighted average per-share or per-unit purchase price, consideration or implied value paid by investors for the New Equity Securities issued (in each case, disregarding any underwriting, placement agent or other fees and commissions borne by the Company).

Section 2.3 Additional Top Up Right Terms.

(a) Ownership Limitation. Notwithstanding anything in this Article 2 to the contrary, in the event the exercise of a Top Up Right hereunder would cause the Stockholder Group’s Ownership of Class A Common Stock (giving effect to purchases under the Top Up Right) to violate the terms of the Ownership Limitation Waiver, then the number of shares of Class A Common Stock specified in the relevant Large Issuance Notice or Quarterly Top Up Notice, as applicable, shall automatically be deemed reduced to that number of shares of Class A Common Stock that the Stockholder could acquire without causing the Stockholder Group to violate the terms of the Ownership Limitation Waiver.

(b) Stockholder Group. Notwithstanding anything herein to the contrary, the Stockholder shall be entitled to exercise Top Up Rights pursuant to this Article 2 in its own capacity as well as on behalf of another member of the Stockholder Group, in which case references in this Section 2.3 to the Stockholder shall be deemed to be references to such other member of the Stockholder Group, unless the context otherwise requires. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Stockholder Group, collectively, have the right to exercise Top Up Rights to acquire Top Up Shares in an amount that is, in the aggregate, in excess of the number of Top Up Shares to which the Stockholder would be entitled to acquire hereunder individually in connection with any given Top Up Right.

(c) Other Exceptions. Notwithstanding anything in this Article 2 to the contrary, no Top Up Right shall apply to issuances of New Equity Securities with respect to which the Company reasonably determines in good faith that the exercise of such Top Up Right would violate applicable law or would require the Company to obtain stockholder approval pursuant to applicable rules and regulations of the NYSE and the SEC.

(d) Delivery of Shares. At each closing for any shares of Class A Common Stock acquired by the Stockholder pursuant to a Top Up Right hereunder (collectively, “Top Up Shares”), the Company will, or will cause its transfer agent to, electronically transfer the Top Up Shares to be sold at such closing to the Stockholder against payment by or on behalf of the Stockholder of the aggregate purchase price for the shares as provided herein by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to the Stockholder and the Company. Each closing shall take place at the offices of the Company or by mail or email facilities or such other place or means as the Company and the Stockholder may agree, subject to the delivery by the Stockholder of customary investor closing certificates and other documents for private placements of this nature.

(e) Securities Law Matters. The Stockholder understands and agrees that any Top Up Shares acquired by it hereunder are being offered and issued to it in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No U.S. federal or state agency or any other government or governmental agency has passed or will pass on, or made or will make any recommendation or endorsement of, the Top Up Shares or the fairness or suitability of an investment in the Top Up Shares. The Stockholder is and will be an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act, at any time it acquires Top Up Shares hereunder. The Stockholder understands that its investment in the Top Up Shares involves a high degree of risk, and the Stockholder is able to afford a complete loss of such investment. The Stockholder has or will seek such accounting, legal and tax advice as necessary to make an informed investment decision with respect to its acquisition of the Top Up Shares. The Stockholder will subscribe for the Top Up Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof. The Stockholder understands that the Top Up Shares will be “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules and regulations promulgated thereunder provide in substance that the Stockholder may dispose of the Top Up Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Stockholder understands that, except as provided in the

Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Top Up Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Consequently, the Stockholder understands that the Stockholder may bear the economic risks of its investment in the Top Up Shares for an indefinite period of time. The Stockholder understands that the certificates or other instruments representing any Top Up Shares may bear legends as required by the Company’s charter documents, the Securities Purchase Agreement, the Securities Act and the “blue sky” laws of any state as reasonably determined by the Company (and a stop-transfer order may be placed against transfer of such share certificates). Each of the Company and the Stockholder acknowledge that it may have reporting obligations under applicable law with respect to the exercise of Top Up Rights hereunder.

ARTICLE 3

TRANSFER RESTRICTIONS; ORDINARY COURSE

Section 3.1 Transfer Restrictions. The Stockholder shall not Transfer any portion of the Purchased Shares until the sixth-month anniversary of the Closing. Beginning on the sixth-month anniversary of the Closing until the one-year anniversary of the Closing, the Stockholder shall not Transfer more than half of the Purchased Shares. Following the one year anniversary of the Closing, all of the Purchased Shares shall be Transferable without restriction hereunder.

Section 3.2 Transfer to Affiliates. Notwithstanding anything in this Agreement or the Related Documents to the contrary, the Stockholder shall be entitled to transfer any or all of the Purchased Shares to any member of the Stockholder Group without restriction and, subject to the terms of Section 7.4 below, such member shall be entitled to exercise the rights of the Stockholder with respect such Purchased Shares hereunder, provided that any such transferee becomes a party to and assumes the obligations of the Stockholder under this Agreement and the Related Documents with respect to such Purchased Shares without relieving the Stockholder of its obligations hereunder or thereunder.

Section 3.3 Ordinary Course. The Stockholder hereby agrees that until the date on which the Stockholder Group Owns less than (i) 9.8% of the Class A Common Stock of the Company and (ii) the Minimum Ownership Percentage, the Stockholder will, and will cause each member of the Stockholder Group to:

(a) acquire and hold the shares of Class A Common Stock and any other Company Securities that it then Owns in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect;

(b) not acquire any Company Securities if the aggregate amount of Company Securities the Stockholder Group would then Own would exceed the Initial Ownership Percentage or any other ownership threshold applicable to the Stockholder Group under the Related Documents;

(c) not acquire, agree to acquire or propose to acquire, in any manner, directly or indirectly, any subsidiary, asset or property of the Company with a value, individually or in the aggregate, in excess of $50 million, other than as otherwise may be agreed by the Company in advance; and

(d) not engage in or effect, directly or indirectly, or cause any other Person to engage or effect, directly or indirectly, any short sales or similar transactions with respect to the Class A Common Stock or any other Equity Security (to the extent clearly identifiable as Equity Securities);

provided, that in the event the Company publicly announces a definitive agreement to be acquired by a third party or the Board otherwise publicly announces an intention to sell the Company to a third party, then, subject in all respects to the provisions of the Ownership Limitation Waiver, no member of the Stockholder Group shall be restricted hereunder from making an offer to the Board to acquire the Company as a result of the provisions set forth in Section 3.3(a), Section 3.3(b) or Section 3.3(c).

Section 3.4 QH Obligations. QH hereby agrees that in the case of the obligations, liabilities or commitments created by or on behalf of any member of the Stockholder Group pursuant to any of Section 3.3, Section 4.1, Section 5.1(k), Section 6.6(b) and/or Section 7.4 of this Agreement, QH will, and/or will cause such member of the Stockholder Group to, perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.

ARTICLE 4

VOTING AGREEMENT

Section 4.1 Voting Arrangements.

(a) From and after the date of this Agreement, on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), the Stockholder Group may vote at its discretion up to that number of Voting Securities that represents up to a maximum of 9.90% of the total votes entitled to be cast on such matter, irrespective of whether the Stockholder Group owns Voting Securities in excess of such amount on the relevant record date. With respect to any Voting Securities held by the Stockholder Group in excess of 9.90% of the total votes entitled to be cast on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent) (any such Voting Securities, “Excess Voting Securities”), the Stockholder Group shall vote such Excess Voting Securities (to the extent not already voted by the Board as proxy in accordance with Section 4.2), and such vote shall in any event be counted as if cast, in the same manner and proportion as the votes cast by the holders of Voting Securities other than the Stockholder Group.

(b) Notwithstanding Section 4.1(a) above, the Stockholder Group shall vote all Voting Securities Owned by it that are not Excess Voting Securities in favor of the election of each member of any slate of director nominees recommended by the Board.

(c) For the avoidance of doubt, if subsequent to the date of this Agreement any Voting Securities are (i) acquired by the Stockholder Group from the Company pursuant to the Top Up Rights, (ii) acquired by the Stockholder Group in the open market or otherwise, or (iii) issued by the Company to the Stockholder Group by reason of a stock dividend, stock split, consolidation, reclassification or similar transaction, then such Voting Securities shall be subject to the voting arrangements described in this Article 4.

(d) In furtherance of this Section 4.1, the Stockholder shall be, and shall cause each member of the Stockholder Group to be, present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all Voting Securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting; provided, however, that the Stockholder, or any member of the Stockholder Group, shall not be required to be present or represented by proxy in the event a quorum would be satisfied in the absence of such Stockholder or member of the Stockholder Group.

(e) Notwithstanding any provision in this Agreement to the contrary, in the event of a breach by any member of the Stockholder Group of the voting arrangements described in this Article 4, the Company shall be entitled to seek an injunction enjoining any such breach and requiring specific performance.

Section 4.2 Irrevocable Proxy Coupled With Interest.

(a) The Stockholder hereby irrevocably designates and appoints the Board as the Stockholder’s sole and exclusive attorney-in-fact and proxy, with full power of substitution and re-substitution, for and in the Stockholder’s name, to vote and exercise all voting and related rights (to the fullest extent the Stockholder is entitled to do so) with respect to the Excess Voting Securities in the same manner and proportion as the votes cast by the holders of Voting Securities other than the Stockholder, on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent).

(b) The irrevocable proxy and power of attorney granted by the Stockholder pursuant to this Section 4.2 is intended to be and shall be irrevocable to the full extent permitted by the Maryland General Corporation Law and is coupled with an interest sufficient in law to support an irrevocable power.

(c) For the avoidance of doubt, the Transfer of any Voting Securities by the Stockholder pursuant to Section 3.2 hereof shall be subject to such transferee providing its irrevocable proxy to the Company as provided in this Section 4.2.

ARTICLE 5

RIGHT OF FIRST OFFER; ACCESS TO ADVICE AND EXPERTISE

Section 5.1 Right of First Offer.

(a) So long as the Stockholder Group is in Material Compliance, the Stockholder shall have a right of first offer (a “ROFO Right”) to invest with the Company as a joint venture partner on all future real estate asset investments and/or mergers and acquisitions initiated by the Company (including individual properties, portfolios, or real estate companies) (each, an “Investment Opportunity”) for which the Company proposes to seek or otherwise include a joint venture partner. The Company shall present such Investment Opportunity to the Stockholder in accordance with the terms of this Article 5 and, upon the Stockholder’s election, the Company and the Stockholder shall work in good faith to conclude the joint venture agreement on the terms of the ROFO Notice described below (each, a “Joint Venture”) for the purpose of acquiring, owning, developing, managing and otherwise dealing with the applicable Investment Opportunity. The Company or its subsidiary will act as the general partner or manager of such ventures.

(b) For any potential Investment Opportunity subject to the ROFO Right, the Company will provide the Stockholder with a written notice (a “ROFO Notice”) consisting of an outline of the proposed Investment Opportunity, including the material economic, structural and legal terms being proposed (if known), and if requested, will provide the Stockholder (including its representatives and advisors) with access to any and all due diligence materials and other information about the proposed Investment Opportunity in the Company’s possession or to which the Company has access (to the extent the Company is legally permitted to provide such access), all of which will be subject to confidentiality obligations from the Stockholder (and its representatives and advisors) to the Company.

(c) The Stockholder will then have five (5) Business Days to reply by written notice (a “ROFO Reply Notice”) to the Company of its agreement to participate in the Investment Opportunity on the terms proposed, which ROFO Reply Notice will constitute the Stockholder’s and the Company’s irrevocable commitment to proceed promptly to conclude definitive documentation with respect to the Investment Opportunity and the formation of the Joint Venture on the terms proposed in the ROFO Notice, it being agreed that if the Stockholder and the Company, negotiating in good faith, do not agree on definitive documentation within the time which the Company reasonably determines is required to undertake the Investment Opportunity, then the Stockholder will be deemed to have declined to participate in the proposed Investment Opportunity.

(d) At the time the Stockholder submits a ROFO Reply Notice in accordance with Section 5.1(c), the Stockholder may choose to limit its participation in any proposed Joint Venture such that the Stockholder’s ownership will not exceed a 49% fully diluted interest (including the Stockholder’s deemed ownership through ownership of the Company’s Class A Common Stock). At its discretion, the Company may choose to offer one or more other potential partners the opportunity to co-invest with the Company alongside the Stockholder to the extent of any remaining interests in the Joint Venture; provided, that the economic terms offered to such co-investors are not Materially Different (as defined below) than the economic terms offered to the Stockholder.

(e) The Company shall use commercially reasonable efforts to structure any Joint Venture in a manner that takes into account the tax considerations of the Stockholder, including, to the extent practicable, organizing such Joint Venture as a “domestically controlled qualified investment entity”, as defined in Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder. Neither party will be obligated to enter into any Joint Venture in connection with an Investment Opportunity with the other party, other than on mutually agreed terms in accordance with the procedures herein, and, in all cases, subject to tax, legal, regulatory and other due diligence.

(f) If (i) the Stockholder declines to participate in the proposed Investment Opportunity, (ii) the Stockholder does not submit a ROFO Reply Notice within the time period specified in Section 5.1(c) above, or (iii) after the Stockholder submits a ROFO Reply Notice, the Stockholder and the Company do not conclude definitive documentation within the time which the Company reasonably determines is required to undertake the Investment Opportunity, then the Company may proceed with third parties on such terms and conditions as the Company deems appropriate in its sole discretion; provided, that if the economic terms that the Company presents or intends to present to third parties with respect to such Investment Opportunity are, taken as a whole, Materially Different from those economic terms initially proposed to the Stockholder, then the Company must resubmit a ROFO Notice to the Stockholder. For purposes of this Section 5.1, “Materially Different” economic terms means that, with respect to a third party investor, the overall transaction cost per unit of interest in the Investment Opportunity offered to such third party investor by the Company is less than 97.5% of the cost proposed to the Stockholder in the ROFO Notice.

(g) Expiration of ROFO Right.

(i) If the Stockholder and the Company shall not have consummated a Joint Venture transaction hereunder by the date that is the fifth (5th) anniversary of the Closing, then the ROFO Right shall terminate on such date, unless the Stockholder and the Company shall mutually agree otherwise;

(ii) If the Stockholder and the Company shall have consummated a Joint Venture transaction hereunder by the date that is the fifth (5th) anniversary of the Closing, then the ROFO Right shall be extended for a further thirty (30) months from such date; and

(iii) If the Stockholder and the Company shall have consummated a further Joint Venture transaction hereunder during such thirty (30) month extension period (if any), then the ROFO Right shall be extended for a further thirty (30) months from the end of such initial extension period, following which the ROFO Right shall terminate.

(h) Subject to any mutual agreement otherwise, each party shall bear its own costs and expenses with respect to the negotiation relating to a proposed Investment Opportunity.

(i) The ROFO Right shall apply only if the Company decides, in its sole and absolute discretion, to seek a joint venture partner on a particular Investment Opportunity. The ROFO Right shall not restrict the Company from pursuing, engaging in or acquiring any Investment Opportunity independently if the Company decides, in its sole and absolute discretion, not to seek a joint venture partner on such Investment Opportunity, or from pursuing, engaging in or acquiring an Investment Opportunity with a joint venture partner other than the Stockholder during any period of time that the exclusivity provisions described herein are not in effect or as otherwise permitted by this Article 5. For the avoidance of doubt, the Company may invest in, and the ROFO Right shall not apply to, any joint venture of any kind brought to the Company by a third party, and the Company shall be required to offer the Stockholder the opportunity to invest in such joint venture only if the Company decides, in its sole and absolute discretion, to seek a joint venture partner to share in its portion of such third party Investment Opportunity.

(j) Notwithstanding anything herein to the contrary and subject to Section 7.4 hereof, the Stockholder shall be entitled to invest in any Joint Venture for which it is eligible to invest pursuant to this Article 5 in its own capacity as well as through any member of the Stockholder Group, in which case it shall be deemed to be a Joint Venture between the Stockholder and the Company for all purposes of this Agreement; provided, for the avoidance of doubt, that nothing herein shall be deemed to give rise to more than one ROFO Right in any given instance, in such aggregate amount(s) and pursuant to such terms as would be applicable hereunder to the Stockholder individually.

(k) The Stockholder shall, and shall cause each member of the Stockholder Group and each of their respective officers, employees, partners, directors, managers, trustees and advisors to, (i) hold in confidence and trust any confidential and/or non-public information provided or attributable to, or learned by them, in connection with the ROFO Right, and (ii) not use any such confidential and/or non-public information for any purpose other than in connection with the ROFO Right, in each case unless otherwise required by law.

Section 5.2 For so long as the Stockholder Group maintains a fully diluted economic interest in the Company equal to the Initial Ownership Percentage (calculated assuming the full exercise and consummation of any pending Top Up Rights) and is in Material Compliance, the Company or one of its subsidiaries shall, upon reasonable request and advance notice, provide the Stockholder such advice and expertise as the Company may reasonably possess as same relates to current and future owned and managed real estate in New York City, New York, and other markets; provided, that neither the Company nor any of its subsidiaries shall be obligated to provide the Stockholder with any confidential or proprietary information, or provide advice or expertise if providing such advice or expertise presents a conflict of interest for the Company or the Company otherwise determines that providing such advice or expertise would conflict with any pre-existing obligations, agreements, fiduciary obligations or other commitments of or applicable to the Company or would violate applicable law.

ARTICLE 6

TAX-RELATED PROVISIONS

Section 6.1 Representations of the Company.

(a) The Company generally runs its business with the intent of generating the best returns for its investors over a long horizon.

(b) Since the effective date of its formation, the Company’s business model has at all times included generating returns in the nature of operating income and capital appreciation with a goal of generating the best returns for its investors, and the Company’s current intention is to continue to run its business in such a manner.

(c) The Company has no current intention to dispose of any assets that would generate capital gain dividends to its investors.

(d) The Board and senior management of the Company recognize, and seek to fulfill at all times, their responsibilities to all investors in all matters, including without limitation capital transactions, operation and disposition of assets, and payment of dividends.

Section 6.2 FIRPTA Capital Gains.

(a) Indemnity. In the event that the Company declares and pays dividends on the Class A Common Stock attributable to capital gain from the sale or exchange by the Company of United States real property interests within the meaning of Section 897(c) of the Code (the portion of such dividends that are so attributable, “FIRPTA Capital Gain Dividends”), then the Company shall be obligated to indemnify the Stockholder in an amount equal to any applicable U.S. federal and state income and branch profits tax actually paid by the Stockholder on account of such FIRPTA Capital Gain Dividends paid in respect of the Purchased Shares and any Top Up Shares; provided, that such indemnity obligation shall be applicable only to the extent (i) FIRPTA Capital Gain Dividends paid to the Stockholder in any one calendar year exceed 2.0% of the sum of (A) the Stockholder’s initial investment in the Class A Common Stock plus (B) the Stockholder’s total investment in any Top Up Shares purchased (such amount, the “Applicable Investment”), or (ii) FIRPTA Capital Gain Dividends paid to the Stockholder in the aggregate exceed 10.0% of the Stockholder’s Applicable Investment when combined with all prior FIRPTA Capital Gain Dividends paid by the Company to the Stockholder in respect of the then cumulative amount of the Stockholder’s Applicable Investment. For purposes of this Section 6.2, the Stockholder’s investment in Purchased Shares shall mean the total amount paid by the Stockholder with respect to the acquisition of the Purchased Shares, and the Stockholder’s “total investment in any Top Up Shares purchased” shall be the total amount paid by the Stockholder with respect to the acquisition of Top Up Shares. For the avoidance of doubt, in no event shall the Company be obligated to indemnify the Stockholder for any penalties or interest paid by the Stockholder in connection with the Stockholder’s failure to timely pay any tax obligation.

(b) Additional Payment. If an indemnity amount is owed by the Company to the Stockholder under Section 6.2(a) above, then the amount paid by the Company to the Stockholder in respect of that claim shall be determined by taking into account the Stockholder’s percentage ownership of the Company on a fully diluted basis on the date the dividend is paid such that the payment to the Stockholder shall be increased to the extent necessary to ensure that the Stockholder does not effectively participate in paying the indemnity amount. For example, if the Stockholder then holds a 9.9% fully diluted interest in the Company on the date the dividend is paid and an indemnity payment of $100 is due to the Stockholder under Section 7.1(a) above, then the Company will pay the Stockholder approximately $110.99 such that the Stockholder receives $100 net of its percentage ownership interest in the Company.

(c) Exclusions. For the avoidance of doubt, FIRPTA Capital Gain Dividends paid on shares of Class A Common Stock acquired by the Stockholder in open market purchases or otherwise not purchased from the Company will not be subject to the indemnity in Section 6.2(a) above and will not count towards the indemnity thresholds described in Section 6.2(a) above. Likewise, FIRPTA Capital Gain Dividends, “effectively connected income” within the meaning of Section 864(c) of the Code, or any other income paid or allocated to the Stockholder in its capacity as an investor in any Joint Venture will not be covered by the indemnity obligation described in Section 6.2(a) above.

(d) Termination. Notwithstanding the foregoing, the Company’s indemnification obligations provided in this Section 6.2 shall terminate and have no further force and effect beginning one (1) year following the date on which the sum of Purchased Shares and Top Up Shares (if any) then owned by Stockholder falls below 10.0% of the outstanding common shares of the Company; provided that if such percentage falls below 10% solely due to the issuance of additional securities by the Company that are subject to Top Up Rights, then the obligations provided in Section 6.2 shall not terminate to the extent the Stockholder delivers a Quarterly Top Up Exercise Notice and timely closes on its acquisition of Top Up Shares in an amount such that the sum of the Purchased Shares and Top Up Shares exceeds 10%.

Section 6.3 Notice of Tax Claims. If the Stockholder receives notice of any claim, demand, assessment (including a notice of proposed assessment) or other assertion with respect to U.S. federal or state income or branch profits tax that could give rise to an indemnity claim by the Stockholder under Section 6.2(a) above (a “Tax Claim”), then the Stockholder shall promptly notify the Company of such Tax Claim. The parties shall cooperate in good faith to resolve any such Tax Claims and/or to otherwise minimize any potential indemnity obligations in connection therewith. The Stockholder shall keep the Company reasonably informed of the progress of such Tax Claim. As a condition of the Company’s liability under Section 6.2(a), the Company shall have the right to consent in advance to any settlement or agreement proposed to be made or entered into by the Stockholder with respect to a Tax Claim (such consent not to be unreasonably withheld).

Section 6.4 Procedural Matters.

(a) The Stockholder shall provide to the Company notice of any claim for indemnification under Section 6.2(a) within sixty (60) Business Days after the first date on which it becomes entitled to make such claim. Such notice shall include a description of the indemnification claim and a detailed calculation of the amount claimed.

(b) The Company shall make the claimed payment to the Stockholder within thirty (30) Business Days after receiving such notice, unless the Company reasonably disputes its liability for, or the amount of, such payment within such time period. The Company and the Stockholder shall attempt in good faith to resolve any disagreement regarding such payment. If the parties are unable to resolve such dispute prior to the date that is forty (40) Business Days following delivery by the Stockholder to the Company of the notice of such payment, the Company and the Stockholder shall retain the services of an accounting firm having a national reputation that is acceptable to the parties to resolve the dispute, with such resolution being final and binding upon the parties. The costs of such accounting firm shall be borne by the parties in the inverse proportion as to which they succeed on the merits of the dispute.

(c) A failure by the Stockholder to give notice as provided in Section 6.4(a) shall not relieve the Company’s indemnification obligations under Section 6.1(a) above, except to the extent that the Company shall have been actually prejudiced by such failure.

Section 6.5 Domestically Controlled Status.

(a) For so long as both (A) the Stockholder continues to Own any substantial portion of its initial investment in the Class A Common Stock and the Stockholder Group is in Material Compliance and (B) the Stockholder’s ownership of Class A Common Stock purchased from the Company would not be excluded from the definition of a U.S. real property interest under Section 897(c)(3), as modified by Section 897(k), of the Code, the Company shall:

(i) use its commercially reasonable efforts to comply with the Code, Treasury regulations, revenue procedures, notices or other guidance adopted after the date hereof by the Internal Revenue Service or United States Treasury so as to qualify as a “domestically controlled qualified investment entity” as defined in Section 897(h)(4)(B) of the Code and the Treasury regulations promulgated thereunder, including, without limitation:

(A) not issuing or selling shares of common stock to a foreign Person in a private transaction (excluding, for the avoidance of doubt, a bona fide, underwritten public offering), and

(B) not waiving the ownership limitation set forth in Section 7.2.1(a)(i)(1)-(2) of the Company’s Articles of Amendment and Restatement for any foreign Person,

which would in either case result in the Company no longer qualifying as a “domestically controlled qualified investment entity,” applying the rules of Section 897(h)(4)(E) of the Code and any Treasury regulations, administrative guidance or court rulings thereunder, for purposes of making such determination, which the parties hereto agree, absent a change in law, rule or regulation pursuant to such Code Section, shall require the Company to investigate only persons holding 5% or more of the Class A shares during the relevant testing period.

Section 6.6 Additional Tax-Related Provisions.

(a) Requirement to Mitigate. At the reasonable request of the Company and its representatives, the Stockholder shall consider such actions suggested by the Company to mitigate (i) any actual or potential tax liabilities which may form the basis of an indemnification claim under Section 6.2 and (ii) any actual or potential impediment to the Company’s ability to maintain and monitor its status as a “domestically controlled qualified investment entity” in connection with the covenant in Section 6.5, including, in each case, structuring and holding its investment in the Company in a tax efficient manner; provided, that the Stockholder in its sole discretion may determine whether it can undertake any such mitigation efforts and shall have no obligation to disclose to the Company the details as to why any suggested mitigation efforts cannot be undertaken.

(b) Exclusive Remedy. The parties hereto agree and acknowledge that the provisions of this Article 6 (including the indemnity provided in Section 6.2 and the covenant provided in Section 6.5) constitute the sole and exclusive agreement and understanding between the parties with respect to tax protection, tax indemnities and the taxation of the Stockholder and each member of the Stockholder Group (other than as specifically set forth in the Securities Purchase Agreement) in connection with the Stockholder’s purchase, sale or ownership of Company Securities and the transactions contemplated by this Agreement and the Related Documents. Neither the Stockholder nor any other member of the Stockholder Group shall have any claim against the Company or its Affiliates for damages in connection with tax protection, tax indemnities and the taxation of the Stockholder or any other member of the Stockholder Group, including but not limited to any consequential, indirect, punitive or other similar damages, nor may the Stockholder or any other member of the Stockholder Group seek any equitable remedies such as specific performance, in connection with tax protection, tax indemnities and the taxation of the Stockholder or any other member of the Stockholder Group, other than as specifically set forth in this Article 6 and in the Securities Purchase Agreement.

Section 6.7 No Tax Representations. Other than as specifically set forth herein and in the Related Documents, the Company makes no representation or warranty to the Stockholder about any U.S. federal, state, local or foreign tax law, nor any representation or warranty regarding the tax consequences of being a stockholder in the Company or in regards to any of the transactions contemplated by this Agreement or the Related Documents.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1 Termination. This Agreement shall automatically terminate at the later of (i) such time as each of the Stockholder’s rights hereunder have terminated pursuant to their terms and (ii) the date on which the Stockholder Group Owns less than 9.8% of the Class A Common Stock of the Company. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.2 Notifications.

(a) The Stockholder shall promptly, but in any case within ten (10) Business Days, notify the Company in writing if the Stockholder Group ceases to own, in the aggregate, the Minimum Ownership Percentage.

(b) Upon request, the Stockholder shall, within ten (10) Business Days of such request, provide the Company in writing with details of its Ownership of Equity Securities and other Company Securities, as well as any certifications and other information as may be reasonably requested by the Company in order to confirm the parties’ rights pursuant to this Agreement.

Section 7.3 Material Compliance. For all purposes of this Agreement, the term “Material Compliance” by the Stockholder Group shall mean that the Stockholder Group, and each member thereof, is in material compliance with its respective obligations and commitments under this Agreement; provided that (a) in the event that the Company determines that the Stockholder Group, or any member thereof, is in default of any of its respective obligations and commitments set forth in this Agreement, the Company shall promptly provide written notice (which may be in the form of facsimile or email transmission) of such default to the Stockholder, and (b) in the event that the Stockholder Group, or any member thereof, determines that it is in default of any of its respective obligations and commitments set forth in this Agreement, the Stockholder shall promptly provide written notice (which may be in the form of facsimile or email transmission) of such default to the Company; and provided, further that, except in the case of a default of the Stockholder’s and/or the Stockholder Group’s obligations and commitments under Article 3 or Article 4 hereof (for which no cure period will apply), the Stockholder Group, or the applicable member thereof, shall have thirty (30) days following the earlier of the Stockholder’s receipt of written notice pursuant to clause (a) or the Company’s receipt of written notice pursuant to clause (b) to cure such default, in which case the Stockholder Group shall be deemed, during such thirty (30)-day period, to be in “Material Compliance” hereunder.

Section 7.4 Stockholder Group Representative.

(a) The Stockholder and any and all members of the Stockholder Group who at any time and from time to time become party to this Agreement pursuant to Section 3.2 hereby irrevocably appoint the Stockholder to act as a representative for the benefit of the Stockholder Group, as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement and the Related Documents, which shall include the power and authority:

(i) to execute and deliver any notices, documents or instruments required to be delivered hereunder by the Stockholder or the Stockholder Group;

(ii) to delegate Top Up Rights and ROFO Rights to one or more members of the Stockholder Group pursuant to Section 2.3(b) and Section 5.1(j) hereunder.

(iii) to enforce and protect the rights and interests of the Stockholder Group arising out of or under or in any manner relating to this Agreement and the Related Documents, and to take any and all actions which the Stockholder believes are necessary or appropriate under this Agreement for and on behalf of the Stockholder Group, including asserting or pursuing or defending any claim, action, proceeding or investigation by or against any member of the Stockholder Group; and

(iv) to make, execute, amend, waive (in whole or in part), acknowledge and deliver all such other agreements, documents, instruments or other writings, and, in general, to do any and all things and to take any and all actions that are necessary or proper or convenient in connection with or to carry out the matters contemplated by this Agreement;

provided, however, that to the extent that (i) the Stockholder transfers Class A Common Stock of the Company to other members of the Stockholder Group and (ii) the Stockholder no longer holds any Class A Common Stock of the Company, the Stockholder shall be entitled to resign as representative and agent and attorney-in-fact, and, to the extent the Stockholder resigns, the Stockholder and all members of the Stockholder Group shall appoint any other member of the Stockholder Group to which Class A Common Stock of the Company shall have been transferred to act as a representative for the benefit of the Stockholder Group and as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement and the Related Documents (the Stockholder or any other member of the Stockholder Group acting in such capacity, the “Stockholder Representative”). The Stockholder shall provide the Company with written notice specifying the name, address and facsimile number of any new Stockholder Representative at least five (5) days prior to the effectiveness of the appointment of the new Stockholder Representative, and Schedule I of this Agreement shall be amended as appropriate to reflect the information contained in such notice. The new Stockholder Representative, when so duly appointed, shall, unless the context requires otherwise, be considered the “Stockholder” for all purposes of this Agreement, including with respect to any notices or other communications by, to or with the Company or its Affiliates in connection with this Agreement and the Related Documents.

(b) The Company shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder pursuant to this Agreement and the Related Documents, all of which actions or omissions shall be legally binding upon the members of the Stockholder Group.

(c) The grant of authority provided for herein is coupled with an interest and shall survive the bankruptcy or liquidation of the Stockholder.

Section 7.5 Subsidiary Obligations. In the case of any obligation, liability or commitment of the Company created by this Agreement that would generally apply to or be understood as an obligation, liability or commitment of the Operating Partnership or other subsidiaries, the Company agrees in its capacity as general partner of the Operating Partnership or in its applicable capacity with respect of such other subsidiaries, to cause the Operating Partnership or such other subsidiaries to perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.

Section 7.6 Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. Any action or proceedings brought by a party to recover damages in respect of any disagreement or dispute in connection with this Agreement shall be submitted to and finally settled by arbitration in accordance with the rules and procedures of the American Arbitration Association, through its International Centre for Dispute Resolution before a panel of three arbitrators selected in accordance with such rules. The site of any such arbitration shall be Manhattan, New York, New York or such other place as the Company and the Stockholder shall agree at the time, and the proceedings shall be conducted in the English language. Any such arbitration award obtained pursuant to this clause shall be final and binding on the parties. The parties undertake to carry out any award without delay, and the parties agree that judgment upon any such award may be entered by any court having jurisdiction over the matter or the relevant party or its assets. Notwithstanding the foregoing, the request by either party for injunctive relief or specific performance shall not be subject to arbitration and may be adjudicated only by the courts of the State of New York located in Manhattan, New York, New York, or the United States District Court of the Southern District of New York.

Section 7.7 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 7.8 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 7.9 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 7.10 Entire Agreement; Amendments; Waiver. This Agreement and the Related Documents supersede all other prior oral or written agreements between the Stockholder, the Company, their affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Stockholder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Stockholder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 7.11 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Empire State Realty Trust, Inc.

111 West 33rd Street, 12th Floor

New York, New York 10120

Attention: Thomas N. Keltner Jr. and Bart S. Goldstein

Facsimile: 212-986-7679

with a copy (for informational purposes only) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Yoel Kranz

Facsimile: 212-813-8831

If to the Stockholder or any of its transferees under Section 3.2 hereof, to its address and facsimile number set forth on Schedule 1 hereto, with copies (for informational purposes) to the Stockholder’s legal representatives as set forth on Schedule 1 hereto or to such other address for any of them as the Stockholder has specified by written notice given to the Company five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. The Stockholder hereby appoints QIA Advisory (USA) Inc., 9 West 57th Street, 34th Floor, New York, NY 10019 as its agent for the service of process in the United States.

Section 7.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Stockholder. The Stockholder shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in which event such assignee shall be deemed to be the Stockholder hereunder with respect to such assigned rights and obligations; provided, however, that nothing in this Section 7.12 shall restrict the Stockholder’s ability to Transfer shares of Class A Common Stock to another member of the Stockholder Group pursuant to Section 3.2 hereof.

Section 7.13 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 7.14 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.15 Specific Performance. In addition to the right to specific performance granted to the Company in Section 4.1(e) above, the parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and the Stockholder and the Company agree not to plead sufficiency of damages as a defense in such circumstances.

Section 7.16 Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first above written.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ David A. Karp
Name:	David A. Karp
Title:	Executive Vice President and Chief Financial Officer

Q REIT HOLDING LLC

By:	/s/ Ahmad Al-Khanji
Name:	Ahmad Al-Khanji
Title:	Director

QATAR HOLDING LLC

(solely for the purpose of Section 3.4 hereof)

By:	/s/ Abdulla Bin Mohammed Bin Saud Al-Thani
Name:	Abdulla Bin Mohammed Bin Saud Al-Thani
Title:	Chairman & CEO

[Signature Page to Stockholders Agreement]

SCHEDULE 1

(1)	(2)	(3)	(4)
Stockholder	Address, Facsimile Number and Jurisdiction	Number of Purchased Shares	Legal Representative’s Address and Email
Q REIT Holding LLC	Ooredoo Tower, Diplomatic Area Street West Bay, Doha P.O. Box 23224, Qatar Facsimile: 974 4459 5990	29,610,854	White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: Oliver Brahmst Email: obrahmst@whitecase.com